PRESSRELEASE
www.caldive.com

Cal Dive International, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060-3500 • 281-618-0400 • fax: 281-618-0505

For Immediate Release	05-026

Contact: Wade Pursell
Date: October 3, 2005	Title: Chief Financial Officer

Cal Dive International Locks in Rate on MARAD Debt
HOUSTON, TX – Cal Dive International, Inc. (Nasdaq: CDIS) announced today that the Company has completed the refinancing of $134.9 million of outstanding floating-rate debt through the issuance of a 4.93% fixed-rate note maturing in February 2027. The Company also terminated a related interest rate swap contract, which had been entered into on September 13, 2005, receiving net proceeds of $1.5 million. This gain will be deferred and amortized over the life of the fixed-rate note resulting in an effective fixed interest rate of approximately 4.81%.
The floating-rate debt and the refinancing were issued under the Title XI program of the U.S. Department of Transportation’s Maritime Administration to assist Cal Dive in financing the construction of the Company’s ultra-deepwater multi service vessel, the Q4000, which was completed in early 2002.
Cal Dive International, Inc., headquartered in Houston, Texas, is an energy service company which provides alternate solutions to the oil and gas industry worldwide for marginal field development, alternative development plans, field life extension and abandonment, with service lines including marine diving services, robotics, well operations, facilities ownership and oil and gas production.
This press release and attached presentation contain forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to services; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, and other risks described from time to time in our reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ending December 31, 2004. We assume no obligation and do not intend to update these forward-looking statements.